Exhibit 99.1

Date:	October 23, 2013
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES FISCAL FOURTH QUARTER EARNINGS RESULTS AND RECORD NET INCOME FOR 2013

Stroudsburg, Pennsylvania, October 23, 2013 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM: ESSA), the holding Company for ESSA Bank & Trust, a $1.4 billion asset institution providing full service retail and commercial banking, financial and investment services, today announced its operating results for the fiscal three months and year ended September 30, 2013. The record results for the year ended September 30, 2013, reflect the effects of ESSA’s acquisition of First Star Bancorp on July 31, 2012.

The Company reported net income of $2.0 million, or $0.19 per diluted share, for the three months ended September 30, 2013, compared with a net loss of $2.1 million, or $(0.18) per diluted share, for the Company’s fourth fiscal quarter 2012. The Company’s return on average assets (ROAA) and return on average equity (ROAE), respectively, were 0.59% and 4.95%, compared with (0.64)% and (4.90)%, in the corresponding period of fiscal 2012.

For the twelve months ended September 30, 2013, the Company reported record net income of $8.8 million, or $0.76 per diluted share, compared with net income of $215,000, or $0.02 per diluted share, for the corresponding 2012 period. The Company’s ROAA, and ROAE, respectively, were 0.64% and 5.12% for the 2013 period, compared with 0.02% and 0.13%, in the corresponding period of 2012.

Gary S. Olson, President and CEO, commented: “Fiscal 2013 was a momentous period in ESSA’s history. We concluded our first full year of operations following ESSA’s acquisition of First Star Bancorp in the Lehigh Valley, Pennsylvania. ESSA has transformed into a commercial-focused banking organization with the capital resources, scale, talent, and visibility necessary to build substantial value for shareholders over time. Our expansion into the Lehigh Valley was prudent, as Lehigh County continues to demonstrate growth on several fronts and offers a one hour commute to Philadelphia and less than two hours to New York City. We believe this market has very attractive long-term demographic characteristics given its proximity to these two major metropolitan markets, and its healthy and diverse economy.

“Our top and bottom line performance improved markedly, this year over last year. We expect the dilution to tangible book value payback period to be approximately eighteen months for the First Star acquisition, an accomplishment we are particularly proud of, and one that reflects the sound nature of our strategic growth plan.”

“We continue to believe our stock is undervalued and have taken action that reflects this belief. In conjunction with our ongoing stock repurchase program, ESSA repurchased 1.26 million shares of ESSA common stock at a weighted average purchase price of $11.07 during the twelve months ended September 30, 2013.”

Income Statement

Net interest income increased $540,000, or 6.10%, to $9.4 million for the three months ended September 30, 2013, from $8.9 million for the comparable period in 2012. The change primarily reflected an increase in the Company’s interest rate spread to 2.83% for the three months ended September 30, 2013, from 2.62% for the comparable period in 2012, partially offset by a decrease in the Company’s average net earning assets of $11.6 million. Net interest margin was 2.92% for the three months ended September 30, 2013 compared to a net interest margin of 2.80% for the comparable period in 2012.

“ESSA’s decision to significantly reduce its reliance on Federal Home Loan Bank borrowings contributed to a significant reduction in total funding cost and net interest margin improvement,” Olson explained. “Gaining access to the Lehigh Valley deposit market through our acquisition of First Star has provided ESSA with a more robust platform for attracting core deposits. As an example of our improving mix of deposits, commercial checking deposits grew $14.0 million to $49.0 million at September 30,, 2013 from the prior year period.”

Total cost of funds on all interest bearing liabilities for the 12 months ended September 30, 2013 was 0.99% compared to 1.71% for the same period in 2012.

Net interest income for fiscal 2013 was $39.8 million compared with $29.1 million for fiscal 2012. Net interest income in both periods reflected the Company’s larger asset base, and also reduced interest expense driven by interest expense management, and the above referenced reduction in borrowings.

Interest income for the three months ended September 30, 2013 included approximately $82,000 of net accretion of fair market value adjustments for credit and yield applied to First Star loans at the acquisition closing date of July 31, 2012. In addition, interest income for the quarter included approximately $184,000 of the recapture of fair value adjustments to loans acquired as part of the First Star acquisition that were either fully or partially repaid during the quarter.

Interest income for the twelve months ended September 30, 2013 included approximately $1.4 million of net accretion of fair market value adjustments for credit and yield applied to First Star loans at the acquisition closing date of July 31, 2012. In addition, interest income for the twelve months included approximately $1.6 million of the recapture of fair value adjustments to loans acquired as part of the First Star acquisition that were either fully or partially repaid during the twelve months ended September 30, 2013.

The Company’s provision for loan losses was $800,000 for the three months ended September 30, 2013 and the comparable period in 2012. The provision for loan losses increased to $3.8 million for the twelve months ended September 30, 2013, compared with $2.6 million for the twelve months ended September 30, 2012. Net loan charge-offs for the three months ended September 30, 2013 were $920,000 compared to $598,000 for the comparable period in 2012. Net loan charge-offs for the twelve months ended September 30, 2013 were $3.0 million compared to $3.4 million in fiscal 2012.

Noninterest income decreased 16.9% to $1.7 million for the three months ended September 30, 2013, compared with the three months ended September 30, 2012, primarily reflecting decreases in the gains on sale of investments and gains on sale of loans of $196,000 and $255,000, respectively. Noninterest income increased 19.1% to $8.0 million for the twelve months ended September 30, 2013 from $6.7 million for the comparable period in 2012. The primary reasons for the growth were increases in service fees on deposit accounts of $262,000, services charges and fees on loans of $280,000, gain on sale of investments of $406,000 and gain on sale of loans of $144,000.

“Given the uncertain interest rate environment, ESSA remains cautious with respect to its mortgage origination business,” noted Olson. “Earlier in 2013 the Company made a strategic decision to retain all originated mortgages and will continue to closely monitor interest rates in order to make prudent risk decisions related to this business line.”

Noninterest expense was $8.0 million for the three months ended September 30, 2013 compared with $12.9 million for the comparable period in 2012, reflecting decreases in prepayment penalties on borrowings of $4.6 million and merger related costs of $835,000.

For the twelve months ended September 30, 2013, noninterest expense was $32.5 million compared with $33.0 million for the comparable period in 2012, primarily reflecting decreases in prepayment penalties on borrowings of $4.6 million, merger related costs of $1.4 million and loss/(gain) on foreclosed real estate of $580,000. These decreases were partially offset by increases in compensation and employee benefits of $2.7 million, data processing fees of $849,000, occupancy and equipment of $717,000, professional fees of $500,000 and amortization of intangible assets of $554,000.

Balance Sheet, Asset Quality and Capital Adequacy

Total assets decreased $46.5 million, or 3.28%, to $1.37 billion at September 30, 2013, compared to $1.42 billion at September 30, 2012, although up significantly compared with pre-merger total assets. Increases in cash and cash equivalents of $11.1 million, compared with September 30, 2012, were offset by decreases in total investment securities of $14.0 million, loans receivable of $21.8 million, regulatory stock of $12.5 million and other assets of $8.3 million.

Total deposits increased $45.4 million, or 4.56%, to $1.0 billion at September 30, 2013, from $995.6 million at September 30, 2012. Total deposits were up significantly compared with pre-acquisition totals. Borrowings decreased $82.5 million to $152.3 million from $234.7 million during the same period in 2012.

Olson noted that, as a result of the Company’s focus on commercial banking, ESSA expects to become less reliant on consumer and mortgage lending as drivers of financial performance. He added that, this steady and strategic transition is reflected in modest year-over-year declines in mortgage and consumer loan balances, and increases in business-oriented customer deposits.

Nonperforming assets totaled $26.0 million, or 1.90%, of total assets at September 30, 2013, compared with $27.2 million, or 1.92%, of total assets at September 30, 2012. The decrease in nonperforming assets of $1.2 million at September 30, 2013 compared to September 30, 2012 was due primarily to a decline in foreclosed real estate of $887,000 and commercial loans of $784,000 offset, in part, by an increase in non-performing residential mortgage loans of $409,000. Nonperforming assets totaled $27.0 million, or 1.96% of assets at June 30, 2013.

Olson commented, “While we continue efforts to improve asset quality, we are pleased by the stability of our asset quality. Nonaccrual and delinquency trends are positive and we expect continued economic improvements will lead to further reductions in our nonperforming assets, and the costs associated with managing these assets.”

The Company recorded a provision for loan losses of $800,000 and $3.8 million for the three and twelve month periods ended September 30, 2013, respectively, compared with provisions of $800,000 and $2.6 million for the comparable three and twelve month periods in 2012. The allowance for loan losses was $8.1 million, or 0.86%, of loans outstanding at September 30, 2013, compared to $7.3 million, or 0.76%, of loans outstanding at September 30, 2012.

The Bank continued to demonstrate financial strength, with a tier 1 leverage ratio of 11.20%, exceeding accepted regulatory standards for a well-capitalized institution. The Company also maintains a tangible equity to total assets ratio of 11.13%.

Stockholders’ equity decreased $9.0 million, or 5.1%, to $166.4 million at September 30, 2013, from $175.4 million at September 30, 2012. The decrease was due primarily to stock repurchases and a decrease in other comprehensive income. For the twelve months ended September 30, 2013, the Company repurchased 1,263,765 shares at an average cost of $11.07 per share. Accumulated other comprehensive income declined due primarily to a decrease in unrealized gain on available for sale securities of $6.1 million to $70,000 at September 30, 2013 from $6.2 million at September 30, 2012 due primarily to an increase in longer term rates during the quarter.

Olson concluded: “As previously announced during the quarter, ESSA is acquiring the loans and deposits of two bank branches, along with one branch facility from First National Community Bancorp, Inc. The facility we are acquiring is in Monroe County, Pennsylvania, where ESSA already possesses dominant deposit market share. We will be consolidating several locations and expect cost savings and improved operational efficiencies as a result of this transaction. We feel our disciplined approach to growth and prudent decision making is building shareholder value.”

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.3 billion and is the leading service-oriented financial institution headquartered in Stroudsburg, Pennsylvania. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 26 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, commercial financial services, and financial advisory and asset management capabilities. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2013	September 30, 2012
	(dollars in thousands)
ASSETS
Cash and due from banks	$22,393	$11,034
Interest-bearing deposits with other institutions	4,255	4,516

Total cash and cash equivalents	26,648	15,550
Certificates of deposit	1,767	1,266
Investment securities available for sale	315,622	329,585
Loans receivable (net of allowance for loan losses of $8,064 and $7,302)	928,230	950,009
Loans receivable (held for sale)	—	346
Regulatory stock, at cost	9,415	21,914
Premises and equipment, net	15,747	16,170
Bank-owned life insurance	28,797	27,848
Foreclosed real estate	2,111	2,998
Intangible assets, net	2,466	3,457
Goodwill	8,817	8,541
Deferred income taxes	11,183	11,336
Other assets	21,512	29,766

TOTAL ASSETS	$1,372,315	$1,418,786

LIABILITIES
Deposits	$1,041,059	$995,634
Short-term borrowings	23,000	43,281
Other borrowings	129,260	191,460
Advances by borrowers for taxes and insurance	4,962	3,432
Other liabilities	7,588	9,568

TOTAL LIABILITIES	1,205,869	1,243,375

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	182,440	181,220
Unallocated common stock held by the Employee Stock Ownership Plan	(10,532)	(10,985)
Retained earnings	71,709	65,181
Treasury stock, at cost	(76,117)	(61,944)
Accumulated other comprehensive (loss) income	(1,235)	1,758

TOTAL STOCKHOLDERS’ EQUITY	166,446	175,411

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,372,315	$1,418,786

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended September 30		For the Year Ended September 30
	2013	2012	2013	2012
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$10,434	$11,018	$44,744	$38,384
Investment securities:
Taxable	1,400	1,681	5,958	6,583
Exempt from federal income tax	72	51	272	209
Other investment income	65	11	128	24

Total interest income	11,971	12,761	51,102	45,200

INTEREST EXPENSE
Deposits	1,832	1,959	7,408	7,486
Short-term borrowings	20	14	129	32
Other borrowings	726	1,935	3,720	8,614

Total interest expense	2,578	3,908	11,257	16,132

NET INTEREST INCOME	9,393	8,853	39,845	29,068
Provision for loan losses	800	800	3,750	2,550

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,593	8,053	36,095	26,518

NONINTEREST INCOME
Service fees on deposit accounts	818	813	3,133	2,871
Services charges and fees on loans	253	197	1,027	747
Trust and investment fees	212	221	853	905
Gain on sale of investments, net	—	196	749	343
Gain on sale of loans, net	—	255	426	282
Earnings on Bank-owned life insurance	239	218	948	806
Insurance commissions	200	185	838	748
Other	18	8	50	33

Total noninterest income	1,740	2,093	8,024	6,735

NONINTEREST EXPENSE
Compensation and employee benefits	4,688	4,480	19,002	16,284
Occupancy and equipment	960	890	3,895	3,178
Professional fees	415	285	1,868	1,368
Data processing	752	546	2,907	2,058
Advertising	149	152	574	415
Federal Deposit Insurance Corporation (FDIC) Premiums	208	286	947	783
Loss (Gain) on foreclosed real estate	30	22	(468)	112
Merger related costs	—	835	—	1,379
Prepayment penalties on borrowings	—	4,644	—	4,644
Amortization of intangible assets	241	193	990	436
Other	570	610	2,747	2,348

Total noninterest expense	8,013	12,943	32,462	33,005

Income before income taxes	2,320	(2,797)	11,657	248
Income taxes	292	(673)	2,834	33

Net Income	$2,028	$(2,124)	$8,823	$215

Earnings per share:
Basic	$0.19	$(0.18)	$0.76	$0.02
Diluted	$0.19	$(0.18)	$0.76	$0.02

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2013	2012	2013	2012
	(dollars in thousands)		(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,370,568	$1,337,843	$1,386,810	$1,157,976
Total interest-earning assets	1,274,450	1,255,908	1,292,462	1,096,417
Total interest-bearing liabilities	1,125,696	1,095,511	1,138,780	940,706
Total stockholders’ equity	164,009	173,511	172,286	165,588

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,954,982	11,632,918	11,559,553	11,050,683
Average shares outstanding - diluted	10,954,982	11,632,918	11,559,553	11,050,683
Book value shares	11,945,564	13,229,908	11,945,564	13,229,908

Net interest rate spread	2.83%	2.62%	2.97%	2.42%
Net interest margin	2.92%	2.80%	3.08%	2.65%